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                                                                  EXHIBIT 10.3


                          PURCHASE AND SALE AGREEMENT

                            LAGUNA POINT APARTMENTS
                                 MESA, ARIZONA


         This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the ________ day of April, 1996.

         1.      Parties.  The parties to this Agreement are as follows:

         Walden Residential Properties, Inc., a Maryland corporation, maintaining its principal office at 5400 LBJ Freeway, One Lincoln Centre, Suite 400, LB 45, Dallas, Texas 75240, Attn: Marshall B. Edwards, President.

         America First Arizona REIT, Inc., an Arizona corporation, maintaining its principal office at c/o Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138, Attn: George E. Cates, Chairman and CEO.

         2. Definitions. As used in this Agreement, the following terms shall have the meanings hereinafter set forth in this Paragraph:

                 (a) Agencies: All governmental agencies having jurisdiction over the construction, zoning and operation of the Property.

                 (b) Appurtenant Interests: All of the Seller's interest in and to the appurtenances to the Land and in and to all streets, alley and other public ways adjacent thereto.

                 (c) Bonds: $7,900,000.00 Industrial Revenue Authority of the county of Maricopa, Arizona Multi- family Housing Revenue Refunding Bonds (Laguna Point Apartments Project) Series 1994, placed July 1, 1994, all as more particularly described on Schedule II hereto and incorporated herein by reference for all purposes.

                 (d) Closing: The consummation of the transfer of title to the Property as contemplated hereunder and payment of the consideration thereof in the manner provided at Paragraph 8 hereof.

                 (e) Current Rent Roll: The current schedule attached hereto as Exhibit G, dated not more than thirty (30) days prior to the Effective Date, setting forth, as of the date hereof, the Tenant Leases.

                 (f) Earnest Money Deposit: An amount equal to TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00), together with all earnings (if any) thereon.
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                 (g)      Effective Date:  The date upon which this Agreement,
executed by both Purchaser and Seller, shall have been delivered to Title Insurer together with the Earnest Money Deposit.

                 (h) Excluded Personal Property: The tangible personal property listed at Exhibit F hereto.

                 (i) Feasibility Period: The period commencing with the receipt by Purchaser of the last to be received of the items listed in Schedule I attached hereto and incorporated herein by reference and ending on the twentieth (20th) day thereafter; provided, however, Purchaser shall have a period of fourteen (14) days following receipt of the Title Commitment and all documents referenced therein, the Survey and any environmental assessments performed by Purchaser in the course of Purchaser's inspections of the Property, within which to review same.

                 (j) Improvements: All of the buildings, fixtures and improvements located on the Land, together with all mechanical systems, fixtures and equipment, electrical systems, fixtures and equipment, plumbing fixtures, systems and equipment, heating fixtures, systems and equipment and air-conditioning fixtures, systems and equipment installed in, belonging to or constructed as components of the Improvements.

                 (k) Included Personal Property: All tangible personal property listed at Exhibit E hereto, together with (to the extent same are located therein as of the Effective Date), for each apartment unit comprising the Improvements, whether or not thus listed, all carpeting, window coverings, ranges, ovens, dishwashers, ceiling fan(s), bookshelves, range hoods, refrigerators, heating units, air conditioning units, sinks and garbage disposals, and washers and dryers, and all other furniture, fixtures, equipment, machinery, supplies and other tangible personal property and all leases of tangible personal property located on the Land and Improvements and belonging to the Property and/or used in the normal operation and maintenance of the Land and Improvements.

                 (l) Land: The land more particularly described at Exhibit A and shown on the existing boundary survey more particularly described at Exhibit B hereto.

                 (m) Material Damage: Damage to the Property of a nature such that the cost of restoring the Improvements to its condition prior to the fire or other casualty, as mutually agreed by Seller and Purchaser, (but in full compliance with all then applicable building, health, zoning, and similar laws, ordinances, and regulations) will exceed $150,000, whether or not such damage is covered by insurance.

                 (n) Owner Policy: An Owner Policy of Title Insurance issued by the Title Insurer in the standard form promulgated by Arizona law.





PURCHASE AND SALE AGREEMENT                                             PAGE 2
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                 (o)      Permitted Title Exceptions:  Any items which
Purchaser waives or to which Purchaser does not object within the time period provided in Paragraph 6(c) hereof.

                 (p) Plans and Specifications: To the extent in the possession of Seller, the final plans and specifications, including the final site plan, pursuant to which the Improvements were constructed.

                 (q) Property: The property to be purchased and sold pursuant to this Agreement and comprised of the Land, Improvements, Included Personal Property, Appurtenant Interests, Tenant Leases and all other property described in Paragraph 4 hereof.

                 (r) Proration Date: 12:01 a.m., Central Daylight Time, on the date of Closing or such other date as shall be specified in Paragraph 9 hereof.

                 (s) Purchase Price: The total consideration to be paid by Purchaser for the Property as set forth in Paragraph 5 hereof.

                 (t) Purchaser: Walden Residential Properties, Inc., a Maryland corporation, together with any assignee thereof described in Paragraph 21 hereof.

                 (u) Rent Roll: Collectively, the Current Rent Roll and the Revised Rent Roll, or either of them as of the context may required.

                 (v) Revised Rent Roll: A revision of the Current Rent Roll dated not earlier than five (5) days prior to Closing.

                 (w) Seller: America First Arizona REIT, Inc., an Arizona corporation.

                 (x) Service Contracts: All assignable service or maintenance contracts relating to the Property as described at Exhibit K hereto.

                 (y) Street Rents: The rents for space in the Property being offered to the public as of the date of this Agreement and at which the public is renting such space.

                 (z) Survey: An on-the-ground survey of the Land and Improvements prepared by a qualified, registered public surveyor selected by Purchaser and the Title Insurer (i) containing a field note description of the Land which (A) establishes a beginning point by reference to a permanent monument, (B) states the distances, bearing and angles of all sides or boundaries of the Land, (C) if appropriate, states the length of arc, central angle and radius of circle for arc, central angle and radius of circle for arc and chord distance and bearing of all curving sides or boundaries of the Land,
(D) establishes a





PURCHASE AND SALE AGREEMENT                                             PAGE 3
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single perimeter description, and (E) references all abutting or encroaching streets, roadways and fence lines, including a statement of width, (ii) noting, by plat, the size and location of all Improvements and other physical conditions affecting the Property, (iii) noting, by plat, the size and location of all abutting or encroaching streets, roadways and fence lines, (iv) noting, by plat, the size and location of all encroachments or protrusions, (v) noting, by plat, the size, location and recording data of all easements, ditches, rights-of-way, setback lines, curb cuts and similar matters, (vi) locating any portion of the Land or Improvements determined to be flood prone or within the 100-year flood plain under the Flood Disaster Protection Act of 1973 or otherwise determined to be flood prone or within the flood plain by the Federal Emergency Management Agency, the United States Army Corps of Engineers, a unit or department of the United States, the engineer preparing the Survey, or any other state or federal agency, (vii) certifying the number of acres of land in the Land, both as to total acreage and as to net acreage, (viii) certified by the surveyor as conforming to the current Arizona law, (ix) being dated or recertified as of a date not earlier than the Effective Date, (x) containing a certificate in the form attached hereto as Exhibit C, and (xi) otherwise containing such items and revisions as Purchaser's lender may require.

                 (aa) Tenant Leases: The lease agreements relating to the Land and Improvements and existing at Closing.

                 (bb) Title Commitment: A Commitment for Title Insurance issued by the Title Insurer in the standard form promulgated by Arizona law.

                 (cc) Title Insurer: Commonwealth Land Title Insurance Company, or other title insurance company acceptable to Purchaser in its sole discretion, acting through its agent, Transnation Title Company, 234 N. Central, Suite 670, Phoenix, Arizona 85004, Attn: Harley Brown or Vicki Castillo.

         3. Agreement of Purchase and Sale. Subject to the terms and conditions thereof and for the consideration of One Hundred and No/100 Dollars ($100.00) paid to Seller by Purchaser on the Effective Date, the receipt and sufficiency of which hereby is acknowledged and which sum is nonrefundable to Purchaser and in no event shall be applied against the Purchase Price and for the Purchase Price set forth at Paragraph 5, Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, the Property, such Property being located in Mesa, Arizona, at 150 South Roosevelt Road, and constituting, generally, an apartment project commonly known as "Laguna Point Apartments," all as more particularly described at Paragraph 4.

         4. Property to be Sold. The Property to be purchased hereunder by Purchaser shall be comprised of (i) the Land, (ii) the Improvements, (iii) all Included Personal Property, but not the Excluded Personal Property, (vi) the Appurtenant Interests, (v) the Tenant Leases, and (vi) all of Seller's right, title and interest in and to (A) warranties





PURCHASE AND SALE AGREEMENT                                             PAGE 4
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covering the Included Personal Property and the Improvements, (B) the trademark or tradename "Laguna Point Apartments" and any other trademark or tradename used by Seller in connection with the Property; (C) the Service Contracts and
(D) all licenses, permits, approvals and other intangible property rights relating to the Property.

         5. Purchase Price. The Purchase Price shall be FIFTEEN MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($15,400,000), payable in United States dollars as follows:

                 (a) Earnest Money Deposit. $200,000, payable by delivery of the Earnest Money Deposit to the Title Insurer in accordance with this Agreement.

                 (b) Cash at Closing. $15,400,000, in cash, at Closing, less (i) any sum paid Seller at Closing from the Earnest Money Deposit and (ii) the amount of the obligations ("Bond Obligations") relating to the Bonds assumed by Purchaser at Closing.

         6.      Evidence of Title.

                 (a) Title Commitment. On the Effective Date, Seller shall provide to Purchaser a copy of the current owner's policy covering the Property and, at Seller's sole expense, shall order a current Title Commitment from the Title Insurer in the amount of the Purchase Price covering the Land and Improvements. The Title Commitment shall be issued as of or subsequent to the Effective Date and shall include good, legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment. The Title Commitment shall reflect good and marketable fee simple title vested in Seller.

                 (b) Survey. On the Effective Date, Seller shall deliver to Purchaser a copy of the most recent survey of the Property in Seller's possession and, at Seller's sole expense, shall order the Survey of the Land and Improvements. The Survey shall be sufficient to permit the Title Insurer to modify the standard printed exception in the Owner Policy pertaining to discrepancies, conflicts, shortages in area or boundary lines, encroachments, overlapping of improvements or similar matters.

                 (c) Review. Purchaser shall have through and including the expiration of the Feasibility Period in which to review such items and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth therein. Any items to which Purchaser does not object to prior to the expiration of the Feasibility Period shall be Permitted Title Exceptions. If Purchaser makes any timely written objections then Seller shall have the right, but not the obligation, within the time period or extension thereof as Purchaser shall agree to in writing, to take all necessary action to cure such objections. In the event that Seller is unable or unwilling to cure such objections and so notifies Purchaser in writing within five (5) days of receipt of Purchaser's written objections, then, at Purchaser's election, to be exercised in writing within three (3) days of





PURCHASE AND SALE AGREEMENT                                             PAGE 5
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receipt of Seller's written notice to Purchaser, Purchaser shall be entitled to terminate this Agreement and the rights and liabilities of the parties hereto shall cease and the Earnest Money Deposit shall be returned to Purchaser immediately, or Purchaser shall be entitled, in its sole discretion, to waive any such objections and to proceed to consummate this transaction with no reduction in the Purchase Price, in which event such objections shall be deemed to be Permitted Title Exceptions.

                 (d) Owner Policy. At Closing, the special warranty deed to the Land and Improvements referred to in Subparagraph 8(b)(i) hereof shall be recorded, and Seller shall deliver to Purchaser, at Seller's sole expense, the Owner Policy, with extended coverage, insuring good and marketable fee simple title to be vested in Purchaser and insuring Purchaser's title in an amount equal to the Purchase Price, subject only to the Permitted Title Exceptions and the standard printed exceptions, except that:

                          (i)     the exception relating to restrictions
against the Property shall be endorsed by Title Insurer to read "None of record" except for such restrictions as may be included in the Permitted Title Exceptions;

                          (ii)    the exception relating to discrepancies,
conflicts, shortages in area, boundaries, encroachments, or overlaps shall be modified, at Purchaser's sole cost and expense, by deleting such exception, save any shortages in area and the Permitted Title Exceptions; and

                          (iii)   the exception relating to ad valorem taxes
shall except only to taxes owing for the current year of Closing and subsequent years and subsequent assessments for prior years due to change in land usage or ownership, not yet due and payable.

                 (e) Uniform Commercial Code Search. Seller shall obtain and deliver to Purchaser, at Closing, at Seller's cost and expense, Uniform Commercial Code financing statement searches covering Seller and any general partner of the Seller for the state constituting the situs of the Property and the county in which the Property is located showing that all of the Included Personal Property is free and clear of all liens and encumbrances other than the Permitted Title Exceptions.

         7.      Representations, Warranties and Covenants.

         7.1. Disclaimer. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN AND LIMITED BY PARAGRAPH 7 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OF IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR





PURCHASE AND SALE AGREEMENT                                             PAGE 6
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FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR
CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY BY PURCHASER AFTER CLOSING, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT AND ANY RULES AND REGULATIONS PROMULGATED THEREUNDER OR IN CONNECTION THEREWITH, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R.,
PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND APPLICABLE STATE LAWS, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATIONS OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED TO OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS, WHERE IS" CONDITION AND BASIS "WITH ALL FAULTS."

         7.2 Representations, Warranties and Covenants of Seller. Seller represents and warrants to, and covenants with, Purchaser, as of the date of this Agreement, to Seller's actual knowledge, as follows:

                 (a) Legal and Beneficial Title. Seller is, and at Closing will be, the sole person holding good and indefeasible fee simple title to the Property, free and clear of all liens and encumbrances except the Permitted Title Exceptions.

                 (b) Organization and Authority. Seller has been duly organized and is validly existing as an Arizona corporation, in good standing in the State of Arizona. Seller has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the sale





PURCHASE AND SALE AGREEMENT                                             PAGE 7
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and make or cause to be made transfers and assignments contemplated herein.
The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement and all of the documents to be delivered by Seller at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Seller.

                 (c) Conflicts. There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement.

                 (d) Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers, and other who have performed services, labor, or supplied material in connection with Seller's acquisition, development, ownership, and management of the Property have been paid in full and all liens arising therefrom (or claims which with the passage of time or notice or both, could mature into liens) have been satisfied and released.

                 (e) Pending Actions. There is no action or proceeding pending or, to Seller's knowledge, threatened against the Property or which challenges or impairs Seller's ability to execute, deliver or perform this Agreement.

                 (f) Rent Roll. Seller represents and warrants that, except as described in the Rent Roll and Service Contracts there are no Leases affecting the Property and no person, other than tenants under the Leases and subject to the Permitted Title Exceptions, has any right of possession of the Property; no presently effective rent concessions have been given to any tenants; no rent has been paid in advance by any tenants respecting a period subsequent to the Closing (except for the month in which the Closing occurs) no tenants have any claim against Seller for any security deposit or other deposits, other than pursuant to the terms of its Lease with respect to sums specified as security deposits in the Rent Roll; no tenants have any option or right of first refusal to extend or renew their Lease or rent additional space; and there are no leasing or other commissions due, nor will any become due, in connection with any Lease, any renewal or extension of any Lease. To Seller's knowledge, no tenants have asserted nor are there any defense or offsets to rent accruing after the Closing Date. To Seller's knowledge, except as specifically set forth in the Rent Roll no default or breach exists on the part of any tenant. Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to the best of Seller's knowledge, does there exist any such default or breach on the part of the landlord. No understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to procuring of tenants for the Property. All information set forth in the Rent Roll is true, correct, and complete in all material respects.

                 (g) Financial Statements. At least thirty (30) days prior to Closing, Seller shall provide Purchaser with current financial statements of the Property.





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                 (h)      Service Contracts.   There are no management,
service, supply equipment rental, and similar agreements affecting the Property other than the Service Contracts. The list of Service Contracts is true, correct and complete. Neither Seller nor, to Seller's knowledge, any other party is in default with respect to any of its obligations or liabilities pertaining to the Service Contracts.

                 (i) Operating Statements. Attached hereto as Exhibit I is the most recent monthly Operating Statement which shows all items of income and expense (operating and capital) incurred in connection with Seller's ownership, operation, and management of the Property for the periods indicated and are true, correct, and complete in all material respects.

                 (j) Insurance. The insurance policies listed and described at Exhibit J are presently in force, and all such policies or their equivalent will be maintained in force until Closing. Seller will not reduce the coverage under, or cancel, any existing policy without Purchaser's prior, written consent, which shall not be unreasonably withheld. Purchaser, at Closing, shall obtain its own insurance coverage.

                 (k) Notice of Violations. Seller has received no written notice that either the Property or the use thereof violates any laws, rules and regulations of any Agency that has not been resolved to the satisfaction of the issuer of the notice.

                 (l) Zoning, Applicable Laws Governing Operation and Restrictions. Seller has received no written notice or similar citation that the Property and its current use and operation does not comply with current applicable laws, regulations, ordinances, building codes, and rules of all applicable municipal, local, state, and federal jurisdictions, including, without limitation, zoning ordinances, building codes, and laws governing access for handicapped persons, and with restrictions, covenants, or similar agreements affecting the Property. Except as may have been previously approved by the applicable Agency, Seller has not entered into and has no knowledge (without inquiry or investigation) of any agreement with any governmental official, agency, or body or with any other person or entity with respect to any modification, variance, or exception regarding such laws, ordinances, regulations, codes, restrictions, covenants, or agreements.

                 (m)      Maintenance of Property Until Closing.

                          (i)     Seller, at its expense, will maintain the
Property in its current condition until Closing excepting only ordinary wear and tear and damage or loss thereto covered by insurance.

                          (ii)    Until Closing, Seller shall continue the
operation of the Property in the normal and usual manner, will not remove any fixtures, furnishings, equipment or personalty subject to this Agreement, except for repair or replacement, and the Property





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
will be managed, operated, maintained, repaired and redecorated in the ordinary course of business and in such manner as to maintain the Property completed in all material respects as of the date hereof in no less satisfactory condition than the same exists as of such date.

                          (iii)   All vacant rental units shall be in "market
ready" rentable condition as of the date of Closing; provided, however, Seller and Purchaser acknowledge that rental units that are vacated within five (5) business days prior to the date of Closing will be in varying conditions of make-ready for leasing, as is ordinary in Seller's course of business. As to any units which are vacant on or before five (5) days prior to Closing that are not in "market-ready" rentable condition as of the date of the Closing, Purchaser and Seller understand and agree that Purchaser shall be entitled to credit against the Purchase Price at Closing an amount equal to the amount agreed upon at Closing by Purchaser and Seller as being required to put in "market-ready" rentable condition any units that are not in such condition as of the date of the Closing. As to units vacated less than five (5) days prior to Closing, Purchaser shall have no entitlement to credit against the Purchase Price at Closing with respect to the amounts necessary to put any such units in "market-ready" condition; provided, however, that as to such units, Seller shall follow its standard, ordinary course of business practices with respect to returning such units to "market ready" condition notwithstanding the pendency of this Agreement and the imminence of Closing. For purposes of this Agreement, the term "market-ready" shall mean units which are in good condition and repair in accordance with the standards employed by Seller in its normal course of business, painted, carpets cleaned, with all appliances present and in good working order and repair. Purchaser shall have the right to reinspect the Property during the period commencing not earlier than five (5) days prior to the Closing and ending on the Closing solely for purposes of verifying the maintenance of the Property in accordance with Subparagraphs 7(m)(i) and (ii).





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
                 (n) Utilities. To Seller's actual knowledge, all water, sewer, gas, electric, telephone, drainage facilities, and all other utilities required by law for the operation of the Property as an apartment complex (collectively "offset utilities") are installed to the boundary of the Property, are connected with valid permits, are in proper working order and are adequate to serve the Property in Seller's reasonable judgment. To Seller's actual knowledge all licenses, permits, easements, and rights-of-way required from all government authorities having jurisdiction over the Property or from private parties to make use of the offsite utilities in connection with the operation of the Property and to ensure vehicular and pedestrian ingress and egress to the Property are in existence and constitute legal, valid, and binding obligations on such governmental authorities or private parties.

                 (o) Real Estate Taxes and Assessments. To Seller's knowledge, all impact fees or other assessments, fees or charges, however denominated, which may constitute a lien or charge on the Property or which have been assessed or charged as a result of any permit, license or approval obtained for the Property has been paid in full, and to Seller's knowledge there is not presently pending any such assessment, fees or charges of any nature with respect to the Property or any part thereof, nor has Seller received any notice of any such assessments, fees or charges being contemplated.

                 (p) Fair Housing Act. There are no pending or, to Seller's knowledge, threatened actions in connection with the Fair Housing Act (42 U.S.C. Section 360 et seq, as amended) against Seller, its agents, or employees or with respect to the Property.

                 (q) Hazardous Materials. To the best of Seller's knowledge, Seller is not aware of any noncompliance with or violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in any environmental reports in Seller's possession which have been delivered to Purchaser within the period provided for Purchaser's inspection in Paragraph 2(h). The term "Environmental Laws" shall include, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C.
Section 1251 et seq., and the Water Quality Act of Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C., Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA") 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning and Community Right-to-Know Act; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; and the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., all as may have been





PURCHASE AND SALE AGREEMENT                                             PAGE 11
amended as of the date of this Agreement, together with their implementing regulations and guidelines as of the date of this Agreement. The term "Environmental Laws" shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances that are equivalent or similar to the federal laws recited above or that purports to regulate Hazardous Materials. The term "Hazardous Materials" shall include, without limitation, any hazardous substance, pollutant, or contaminant regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquedifed natural gas, and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos, polychlorinated biphenyls, and other substances regulated under TSCA; source material, special nuclear material, and by-product materials regulated under the Atomic Energy Act; and industrial process and pollution control wastes to the extent regulated under applicable Environmental Laws.

                 (r) Withholding Obligation. Seller's sale of the Property is not subject to any Federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

                 (s) Condemnation. No condemnation proceedings relating to the Property are pending or, to Seller's knowledge, threatened with regard to the Property.

                 (t) Insurer Notices. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or any inadequacies in, on, or about the Property, or any part or component thereof which would adversely affect the insurability of the Property of cause an increase in the premiums for the Property which have not been cured or repaired to the satisfaction of the party issuing the notice.

                 (u) Seller's Affidavit at Closing. The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement (whether in this Paragraph 7 or elsewhere) (i) shall be true and correct in all material respects and not in default at the time of Closing, just as though they were made at such time, and Seller shall deliver to Purchaser, at Closing, an Affidavit to that effect, and (ii) in the event of a breach of such representations, warranties or covenants prior to or at Closing, Purchaser shall have the right to make a claim hereunder against Seller for a period of one (1) year after the date as of which such Affidavit was delivered to Purchaser.

         As used in this paragraph 7, the phrase "actual knowledge" shall mean, refer and be limited to the actual knowledge of Mr. Eric Bolton, Executive Vice President of Mid-America Apartment Communities, Inc., on the date hereof, which does not include constructive knowledge.





PURCHASE AND SALE AGREEMENT                                             PAGE 12

         7.3 Purchaser's Representation and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

                 (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Maryland corporation and qualified to do
business in Arizona.   Purchaser has the full right and authority and has
obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein. The persons signing this Agreement on behalf of Purchaser are authorized to do so. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Purchaser.

                 (b) Conflicts. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement.

                 (c) Return of Due Diligence Materials to Seller. In the event that Purchaser terminates or causes a termination of this Agreement, Purchaser shall deliver to Seller all copies of due diligence materials furnished by Seller to Purchaser and copies of all reports prepared for Purchaser with respect to the Property. In no event shall this paragraph be construed to require Purchaser to deliver to Seller any internal work product of Purchaser or originals of any reports; provided, however, Purchaser agrees to maintain the confidentiality of such materials as provided in this Agreement.

         7.4 Bond Obligations. Seller and Purchaser covenant to cooperate fully with each other in connection with the assumption by Purchaser of the Bond Obligations.

         8.      Closing and Conditions to Closing.

                 (a) The Closing Generally. The Closing shall occur at 10:00 a.m. on the date which is fifteen (15) days following the expiration of the Feasibility Period, at the offices of the Title Insurer, or at such other time and place as to which the parties hereafter may agree upon in writing. At Closing, the Purchase Price shall be delivered to Seller in the manner provided at Paragraph 5, and possession of, and title to, the Property shall be delivered and conveyed to Purchaser in the manner provided herein, together with all other documents to be delivered by Seller to Purchaser hereunder.

                 (b) Documents Delivered By Seller at Closing. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the conveyance, assignment and other documents described below:





PURCHASE AND SALE AGREEMENT                                             PAGE 13

                          (i)     Special Warranty Deed.  A special warranty
deed, duly executed and acknowledged, conveying to Purchaser good and indefeasible fee simple title to the Land and Improvements free and clear of all liens and encumbrances, except the Permitted Title Exceptions.

                          (ii)    Bill of Sale and Assignment.  A bill of sale,
duly executed and acknowledged, with special warranties of title, subject only to the Permitted Title Exceptions, conveying to Purchaser (A) the Included Personal Property, (B) Seller's interest, if any, in and to all assignable Service Contracts, together with copies of the originals of each of said contracts, (C) all existing warranties on the Improvements, including, but not limited to, roofs, foundations, plumbing, heating, air conditioning, and electrical, if any, (D) Seller's right, title and interest, if any, in and to the name "Laguna Point Apartments" and other applicable trade names or trademarks used by Seller in connection with the Property, and (E) Seller's right, title and interest in any and all licenses, permits, approvals and other intangible property or rights relating to the Property, if any, together with appropriate endorsements or such other instruments as may be necessary to transfer title to Seller's interest in the Included Personal Property.

                          (iii)   Assignment of Tenant Leases.  A transfer and
assignment of all of Seller's right, title and interest in and to the Tenant Leases, together with all rents, other income and deposits paid or payable thereunder, subject to the Permitted Title Exceptions, together with delivery of all Tenant Leases and information pertinent thereto.

                          (iv)    Affidavit of Seller.  An affidavit of Seller,
pursuant to Subparagraph 7(u) to the effect that the representations and warranties of Seller pursuant to Paragraph 7 continue to be true and correct in all material respects and that all of Seller's covenants (not otherwise waived by Purchaser) have been performed as of the date of Closing.

                          (v)     Opinion of Seller's Counsel.  Seller, at its
sole cost and expense, shall deliver or shall cause to be delivered an opinion of counsel to Seller, in form and content reasonably satisfactory to Purchaser, regarding the due authorization, execution and delivery by Seller of this Agreement and the closing documents executed by Seller.

                          (vi)    Bond Documents.  Seller, at its sole cost and
expense, shall deliver or shall cause to be delivered to Purchaser the documents required by the issuer of the Bonds to consummate the assumption by Purchaser of the Bond Obligations, except those documents as may be required to be delivered by Purchaser.

                 (c) Conditions Precedent to Purchaser's Obligations. Purchaser shall not be obligated to consummate the transfer of title to the Property hereunder unless and until:





PURCHASE AND SALE AGREEMENT                                             PAGE 14

                          (i)     Closing Documents.  Seller has delivered (A)
to the Title Insurer the closing documents described herein and any other documents approved by Seller and required by the Title Insurer in order to insure Purchaser's good and indefeasible fee simple title to the Property free and clear of all liens and encumbrances, except the Permitted Title Exceptions, and (B) to Purchaser all other instruments required pursuant to the terms of this Agreement.

                          (ii)    No Uncured Breach.  There has been no uncured
breach by Seller of any of the agreements, representations, warranties or covenants contained in Paragraph 7.

                          (iii)   Title Vested in Seller.  Good and marketable
title to the Property has been shown to be vested in Seller in accordance with and subject to the matters stated in Paragraph 6(a).

                          (iv)    Bond Obligations.  Seller shall have taken
all actions required of it in order to obtain the consent of the appropriate parties, including, but not limited to the issuer of the Bonds, to the assumption by Purchaser of the Bond Obligations.

                          (v)     Inspections.  Prior to the expiration of the
Feasibility Period, Purchaser shall have received at its sole cost and expense various reports, satisfactory to Purchaser in its sole discretion, of inspections of the Property (including without limitation structural, mechanical, environmental, cathodic and financial). Not later than the Effective Date, Purchaser shall have received the items listed in Schedule I attached hereto to the extent in Seller's possession. Seller shall make the Property and all reports, books and records and agreements relating to the construction, ownership, management and operation of the Property available to the Purchaser and its agents at the Property or offices of Seller throughout the Feasibility Period. If the results of the inspections are unsatisfactory to Purchaser, or for any reason whatsoever, in its sole and absolute discretion, Purchaser, at its election, may terminate this Agreement by giving written notice to Seller at any time prior to 5:00 P.M., C.D.T., on or before the last day of the Feasibility Period, whereupon the Title Insurer immediately shall return the Earnest Money Deposit to Purchaser, this Agreement automatically shall terminate, and neither party shall have any further obligation to the other. In the absence of such notice by such date, the
inspections shall be deemed to have been approved by Purchaser.    Purchaser
covenants that Purchaser shall repair any damage caused by Purchaser or its agents in connection with Purchaser's inspections hereunder.

                          (vi)    Waiver by Purchaser.  Purchaser, at any time
at or prior to Closing, may waive any one or more of the preceding requirements by written notice to Seller to that effect.





PURCHASE AND SALE AGREEMENT                                             PAGE 15

                          (vii)   Closing Costs.  The premiums or cost for the
abstracting, title examination fees, Commitment, Survey, and Owner Policy, the recording costs for the special warranty deed described in Subparagraph 8(b)(i) hereof and the recording costs for any other of the Closing documents necessary to convey good and marketable fee simple title to the Property to Purchaser in accordance with this Agreement, any and all sales and transfer taxes, documentary stamps and any and all costs and expenses relating to the Bonds (including, but not limited to, transfer and trustee fees) shall be borne by Seller. Purchaser and Seller each shall pay their respective attorneys' fees and expenses and fifty-percent of the escrow fees (if any). All other costs and expenses in connection with the transaction contemplated by this Agreement, unless otherwise expressly set forth herein to the contrary, shall be allocated pursuant to custom in the state constituting the situs of the Property and on similar real estate transactions.

         9.      Prorations and Adjustments.

                 (a) Items Prorated. All prorations and adjustments shall be made and determined as of the Proration Date with Seller receiving all income and paying all expenses attributable to periods up to and including the Proration Date, and Purchaser receiving all income and paying all expenses attributable to periods after the Proration Date as follows:

                          (i)     Rents.  Collected rents shall be prorated.
Seller shall not receive any proration credit for rents accrued and delinquent for months prior to the Proration Date, and all rentals received after such date shall be applied, first, to current and, then, delinquent obligations, the latter of which shall be paid to Seller; provided, however, nothing herein shall operate to require Purchaser to expend any sums or institute a lawsuit to recover such amounts. Seller shall not be charged for uncollected rent for the month within which the Proration Date shall occur, it being the intent of the parties to prorate only the rents that have been collected at such date. Any delinquent rents for periods prior to the Proration Date and a prorated portion of rents for the month uncollected as of the Proration Date which are collected by Purchaser and which are not necessary to bring a tenant current as described above shall be forwarded to Seller promptly upon receipt.

                          (ii)    Prepaid Rents and Security and Other
Deposits. Prepaid rents and security and other tenant deposits (including but not limited to pet deposits and key deposits), if any, under assigned leases shall be paid to Purchaser by Seller at Closing. Purchaser shall assume full liability therefor and hold Seller harmless with respect to all such deposits.

                          (iii)   Service Contracts.  Prepaid or unpaid amounts
under those Service Contracts listed in Exhibit K, which shall be assigned to and assumed by Purchaser at Closing shall be prorated as of the Proration Date.





PURCHASE AND SALE AGREEMENT                                             PAGE 16

                          (iv)    Property Taxes.  Taxes assessed upon the
Property for calendar year 1996 shall be prorated based on the assumption that the rate for calendar year 1996 to be applied to the most current assessment of the Property will be the same as calendar year 1995. Taxes prorated at Closing shall be reprorated between the parties promptly upon the receipt of the 1996 real estate tax bill.

                          (v)     Utilities.  Utility charges shall not be
prorated but, rather, instructions shall be given to the utility companies by Seller (with a duplicate copy of such instruction being provided concurrently to Purchaser) to read the meters on the date of Closing and to issue separate statements thereafter. In the event that any provider of utilities shall refuse to issue separate statements in the manner aforesaid, applicable utility charges shall be adjusted in the manner of rents.

                          (vi)    Other Adjustments.  Such other items as are
adjusted pursuant to custom in the state constituting the situs of the Property and on similar real estate transactions.

                          (vii)   Delivery by Seller of Documents and Supplies.
Seller, at Closing, shall assign and deliver to Purchaser all original leases, deposits, supplies, contracts, and other items as to which proration is to be made. Seller also shall deliver to Purchaser all Plans and Specifications relating to the Property and all such other documents, books, records, and keys which relate to the operation, maintenance or management of the Property. Seller also shall deliver to Purchaser its current supply of printed leasing brochures, floor plans and other advertising literature with respect to the Property (except if the same contains Seller's, or Seller's agent's, logo). Prior to the Closing Date, Seller will continue to provide such information as may be required by Purchaser's accountants to perform, at Purchaser's expense, a complete audit of the Property for the twelve (12) month period ended December 31, 1995, as well as 1996 year-to-date information, and subsequent to the Closing Date, cooperate with Purchaser with respect to audits for the twelve (12) month period ending December 31, 1996.

         10.     Material Damage.

                 (a) Procedure. If, prior to Closing, the Property shall be destroyed or sustain Material Damage as a result of fire or other casualty, then, at Purchaser's option exercised in the manner provided hereunder, the following shall occur:

                          (i)     At the option of Purchaser, this Agreement
shall become null and void and the Earnest Money Deposit shall be returned to Purchaser, provided that Purchaser gives notice of such election at or prior to Closing, but in any event within ten (10) days following receipt by Purchaser of notice of the occurrence of any such event; or





PURCHASE AND SALE AGREEMENT                                             PAGE 17

                          (ii)    If all other conditions precedent to
Purchaser's obligation to close have been satisfied, the purchase and sale transaction shall close with a reduction in the cash portion of the purchase price equal to the amount of the applicable insurance deductible, and concurrently with such closing, Seller and any other named insured shall assign to Purchaser, in form satisfactory to Purchaser, all claims arising under any policy of insurance covering such casualty, and Seller shall have no further liability to Purchaser with respect to such damage.

         If the parties shall fail to agree on the amount of the cost of such restoration, either party may terminate this Agreement by giving written notice to the other prior to Closing and, in such event, the Purchaser shall have the right to the return of the Earnest Money Deposit, and neither party shall have any further obligations to the other.

                 (b) Damage Other Than Material Damage. In the event of any damage to the Property other than Material Damage, the purchase and sale transaction shall close in accordance with and subject to the conditions of Subparagraph 10(a)(ii). If the cost to restore the Property to its condition before the casualty, as mutually agreed by Seller and Purchaser is not more than $150,000 and is uninsured, the cash portion of the purchase price shall be reduced by the cost to restore thus determined.

         11. Condemnation. If, prior to Closing, any governmental or similar authority shall institute eminent domain or similar proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute any such proceeding), Purchaser shall be entitled to terminate this Agreement upon written notice to Seller prior to Closing and to a return of the Earnest Money Deposit.

         12.     Brokerage and Consultants.

                 (a) Representation of Seller. Seller represents and warrants that, except for Andrew Tate of Hendricks & Partners ("Broker"), it has neither employed, retained, nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Seller shall indemnify and hold Purchaser harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation
claimed by, through or under Seller.   Seller further represents and warrants
that Broker will be paid by Seller pursuant to a separate written agreement.

                 (b) Representation of Purchaser. Purchaser represents and warrants that it has neither employed, retained, nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Purchaser shall indemnify and hold Seller harmless from and against any





PURCHASE AND SALE AGREEMENT                                             PAGE 18
and all claims, demands, actions, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty.

                 (c) Advice as to Title. Purchaser acknowledges that, at the time of execution of this Agreement, Broker advised Purchaser by this writing that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or should obtain a policy of title insurance.

         13.     Indemnification.

                 (a) Indemnification of Purchaser. Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and any other holder of record title to the Property pursuant to Paragraph 21, their officers, directors, general partners, agents and employees and their respective heirs, executors, administrators, successors and assigns, from and against any and all indebtedness or other liability arising out of ownership or operation of the Property prior to Closing, including, but not limited to, any and all claims, liabilities, damages, penalties and losses, costs or expenses (including court costs and reasonable attorneys' fees) incurred, resulting from or in any way arising out of any act or omission of Seller, its agents and employees, in respect of the operation of the Property prior to Closing, any injury to persons or damage to property happening or occurring in, on or about the Property, claimed by, through or under Seller. Seller further agrees, upon notice and request from Purchaser, to contest or settle any such demand, claim, suit or action against which Seller has hereinabove agreed to indemnify and hold Purchaser harmless, and to settle or defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Seller has hereinabove agreed to indemnify and hold Purchaser harmless and to bear all costs and expenses of such contest and defense, provided, however, that Seller shall have no obligation hereunder to indemnify or hold Purchaser harmless from and against any claim, liability, damage, penalty or loss, cost or expense incurred by Purchaser incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agent or employees, it being understood and agreed, however, that the employees engaged in the operation of the Property prior to Closing are and shall be construed to be, for purposes of this provision, the employees of Seller and the acts and omissions of said employees shall in no way be attributable to Purchaser for the purposes of this provision.

                 (b) Indemnification of Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller its officers, directors, general partners, agents and employees and their respective heirs, executors, administrators, successors and assigns, from and against any and all indebtedness or other liability arising out of ownership or operation of the Property after the Closing or in connection with Purchaser's inspections hereunder,





PURCHASE AND SALE AGREEMENT                                             PAGE 19
including, but not limited to, any and all claims, liabilities, damages, penalties and losses, costs or expenses (including court costs and reasonable attorneys' fees) incurred, resulting from or in any way arising out of any act or omission of Purchaser, its agents and employees, in respect of the operation of the Property after the Closing, any injury to persons or damage to property happening or occurring in, on or about the Property and claimed by, through or under Seller. Purchaser further agrees, upon notice and request from Seller, to contest any such demand, claim, suit or action against which Purchaser has hereinabove agreed to indemnify and hold Seller harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Purchaser has hereinabove agreed to indemnify and hold Seller harmless and to bear all costs and expenses of such contest and defense, provided, however, that Purchaser shall have no obligation hereunder to indemnify or hold Seller harmless from and against any claim, liability, damage, penalty or loss, cost or expense incurred by Seller incident to, resulting from or in any way arising out of any act or omission of Seller its agent or employees.

                 (c) Indemnification Procedure. To the extent of any claims against Seller or Purchaser predicated upon facts which could reasonably be interpreted as giving rise to potential liability of Seller or Purchaser under this Paragraph 13, the party against whom such claim is asserted shall promptly give notice thereof to the other party hereto. Notice of any such claim must be delivered to the indemnifying party within one (1) year following the Closing Date. Thereupon, such other party shall have the option of retaining counsel of its choice to defend both it and the remaining party in respect of such claim and to control, in a manner reasonable in light of applicable circumstances, the course and ultimate disposition of such claim. In the event that a party to this Agreement shall elect to exercise the option provided in the preceding sentence, the party electing such option, by reason thereof, shall be deemed to have agreed to pay all reasonable costs and expenses of defending against such claim and any liability of the party against whom such claim was asserted on account thereof. Without regard to whether any party hereto shall exercise such option, Seller and Purchaser and their counsel shall consult with one another concerning such claim and with due regard to both the mutual and the independent interests of Seller and Purchaser therein.

         14. Notice to Tenants. Purchaser and Seller agree to provide notices to the tenants of the Property in accordance with Arizona law.

         15.     Payments.

                 (a) General. All payments to be made under this Agreement shall be made by the wire transfer of immediately available funds. Notwithstanding any provision to the contrary, whether express or implied, the payment required under Paragraph 5 hereof with respect to the Earnest Money Deposit only shall be deemed made to Seller by payment thereof to the Title Insurer, as escrow agent for Seller and Purchaser, to be held





PURCHASE AND SALE AGREEMENT                                             PAGE 20
by the Title Insurer in escrow until the earlier of (i) the Closing (or such later date in respect to which explicit provision is herein made), (ii) such time as Purchaser shall be entitled to a refund thereof or (iii) such time as Seller shall be entitled to demand the same as liquidated damages in accordance with subparagraph 16(a). At whichever of such times first occurs, the Title Insurer shall pay such amounts to the party then entitled thereto. Except in connection with a Closing, the Title Insurer shall not pay such funds to either party unless both (A) the party claiming to be entitled thereto gives notice of such entitlement to the Title Insurer and to the other party, including an affidavit containing the facts on which such claim is based, and (B) the other party does not, within fifteen (15) days of such notice, give notice to the Title Insurer that the claim of the first party is disputed. If the Title Insurer receives notice within such fifteen (15) day period that the claim of entitlement is disputed, the Title Insurer shall continue to hold such amounts in escrow and shall not pay such amounts to either party until such dispute is finally resolved by written agreement signed by both parties or by final unappealable judgment of a court of law, and when such dispute is finally resolved, the Title Insurer then shall pay such amounts to the party or parties entitled thereto pursuant to such final resolution.

                 (b) Deposits to Account of Title Insurer. Unless and until the Title Insurer shall advise Purchaser and Seller to the contrary in writing, it is represented and acknowledged that deposits to the account of Title Insurer made hereunder by Seller and/or Purchaser shall be made as follows:

Account Owner:

Account Name:

Account Number:

Depository:

ABA Routing No.:

Telephone Advice:


         16.     Default and Remedies.

                 (a) Remedies of Seller. In the event that all conditions to Purchaser's obligation to close have been satisfied and Purchaser fails to close its purchase of the Property hereunder, the Earnest Money Deposit shall be paid to Seller and retained by it as liquidated damages as Seller's sole and exclusive remedy hereunder. The parties acknowledge that Seller's damages occasioned by Purchaser's default hereunder





PURCHASE AND SALE AGREEMENT                                             PAGE 21
would be difficult to ascertain, but agree that the amount of the Earnest Money Deposit represents a reasonable estimate of Seller's damages.

                 (b) Remedies of Purchaser. In the event that all conditions to Seller's obligation to close have been satisfied and Seller fails to close its sale of the Property hereunder, Purchaser, at its sole discretion, either may (i) specifically enforce this Agreement and the sale and purchase provided for herein according to its terms by suit filed within ninety (90) days, or (ii) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned in full to Purchaser.

                 (c) Rightful Termination by Purchaser. In the event that the conditions precedent to Purchaser's obligation to close are not satisfied and Purchaser terminates this Agreement pursuant to the terms hereof, the Earnest Money Deposit shall be returned in full to Purchaser as its sole remedy, and the parties shall have no further liability to one another.

                 (d) Expense of Default. In the event either party hereto is required to employ an attorney because of the default of the other party, then the defaulting party shall pay to the nondefaulting party court costs and a reasonable attorney's fee incurred in the enforcement of this Agreement.

         17. Notices. All notices and other communications hereunder shall be effective as to any party only if, concurrent with notice to such party, notice shall be given to such party's counsel. All notices shall be in writing and shall be deemed to have been duly given, in the case of facsimile transmission, the date of transmission, and, in the case of transmission via a commercial air courier service or the United States Postal Service, the latter being registered or certified mail, return receipt requested, first class, postage prepaid, upon the date of receipt (unless simultaneous facsimile notification is transmitted, then upon the date of such facsimile transmission), as follows:

Notice as to Seller:

                 America First Arizona REIT, Inc.
                 c/o Mid-America Apartment Communities, Inc.
                 6584 Poplar Avenue, Suite 340
                 Memphis, Tennessee 38138
                 Attn:    Mr. George E. Cates
                 Fax:     (901) 682-6667

Notice to Seller's Counsel:

                 Apperson, Crump, Duzane & Maxwell, P.L.C.
                 1755 Kirby Parkway, Suite 100





PURCHASE AND SALE AGREEMENT                                             PAGE 22

                 Memphis, Tennessee 38120-4376
                 Attn:    John B. Maxwell, Jr., Esq.
                 Fax:     (901) 757-1296

Notice as to Purchaser:

                 Walden Residential Properties, Inc.
                 5400 LBJ Freeway
                 One Lincoln Centre
                 Suite 400
                 Dallas, Texas  75240
                 Attention:  Mr. Marshall B. Edwards
                 Fax:     214/788-1550

Notice to Purchaser's Counsel:

                 Munsch Hardt Kopf Harr & Dinan
                 4000 Fountain Place
                 1445 Ross Avenue
                 Dallas, Texas  75202
                 Attention:  Robin K. Minick
                 Fax:     214/855-7584

         18. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED AND GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE CONSTITUTING THE SITUS OF THE PROPERTY. THE INITIAL DRAFT OF THIS AGREEMENT WAS PREPARED BY PURCHASER ONLY AS A MATTER OF CONVENIENCE AND SHALL NOT BE CONSTRUED FOR OR AGAINST EITHER PARTY ON THAT ACCOUNT.

         19. Binding Effect. This Agreement and the exhibits attached hereto shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

         20. Entire Agreement. This Agreement and the exhibits attached hereto shall constitute the entire contract between the parties and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties regarding the subject matter of this Agreement. This Agreement may not be modified except by a writing, one or more counterparts of which is signed by all parties to this Agreement.

         21. Vesting of Title to Property. Seller and Purchaser agree that title to the Property will be vested at Closing in such other entity as Purchaser may direct by written notice to Seller given not later than ten (10) business days prior to Closing. For purposes





PURCHASE AND SALE AGREEMENT                                             PAGE 23
of this Agreement, "Purchaser" shall mean Purchaser and its successors and assigns. In no event shall Walden Residential Properties, Inc. be released from liability hereunder as a result of such assignment.

         22. Waiver. No inspection by Purchaser of the Property or of any item delivered by Seller to Purchaser as provided in this Agreement shall constitute a waiver of any representation, warranty or covenant made by Seller hereunder. The waiver by a party hereto of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach or failure of condition as to the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be construed as a waiver of or in such a manner as to lessen the rights of any party to insist upon the performance by the other parties in strict accordance with such terms.

         23. Time of the Essence. The time for performance of the obligations of the parties hereunder is of the essence in this Agreement.

         24. Survival of Agreement. The obligation of any parties to this Agreement, including any performance specified or anticipated to occur following the Closing and all indemnities, to that extent shall survive the Closing.

         25. Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         27.     General.

                 (a) Time for Performance of Certain Obligations. At Purchaser's option, this Agreement shall be null and void unless one copy hereof, executed by Purchaser and Seller, together with the Earnest Money Deposit, shall have been delivered to Title Insurer within four (4) business days following the date of execution hereof by Purchaser.

                 (b) This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Purchaser which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Purchaser, and not individually, and neither the directors, officers or stockholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Purchaser for satisfaction of any liability of the Purchaser in respect of this Agreement and





PURCHASE AND SALE AGREEMENT                                             PAGE 24
all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Purchaser or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

                 (c) This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Seller, and not individually, and neither the directors, officers or stockholders of Seller shall be bound or have any personal liability hereunder or thereunder. Purchaser shall look solely to the assets of Seller for satisfaction of any liability of the Seller in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Seller or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

         28.     Exchange.

         (a) By Purchaser. Purchaser desires to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, fee title in the Property. Purchaser expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Reg. Section 1.1031(k)-1(g)(4) on or before the Closing Date. Seller agrees to cooperate fully in connection with the foregoing.

         (b) By Seller. Seller desires to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, the proceeds of sale of the Property. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Reg. Section 1.1031(k)-1(g)(4) on or before the Closing Date. Purchaser agrees to cooperate fully in connection with the foregoing.





PURCHASE AND SALE AGREEMENT                                             PAGE 25

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and in the year entered below, effective as above written.

                                  PURCHASER:

                                  WALDEN RESIDENTIAL PROPERTIES, INC.,
                                  a Maryland corporation

                                  By:
                                          ----------------------------------
                                          Marshall B. Edwards
                                          Executive Vice President

                                  Date Executed by Purchaser:
                                                             ---------------

                                  SELLER:

                                  AMERICA FIRST ARIZONA REIT, INC.,
                                  an Arizona corporation

                                  By:
                                          ----------------------------------
                                          Name:
                                               -----------------------------
                                          Title:
                                                ----------------------------

                                  Date Executed by Seller:
                                                          ------------------





PURCHASE AND SALE AGREEMENT                                             PAGE 26

         The undersigned, constituting the Title Insurer, hereby agrees to accept in escrow the moneys provided for in the above Agreement to be paid into escrow and to hold and apply the same as provided in said Agreement.


                                  TRANSNATION TITLE COMPANY
                                  in its separate capacity and
                                  as agent for Commonwealth Land
                                           Title Insurance Company

                                  By:
                                          -------------------------------------
                                                   Authorized Agent

                                  Date executed by Title Insurer:
                                                                     ----------





PURCHASE AND SALE AGREEMENT                                             PAGE 27

                                   SCHEDULE I

              ITEMS TO BE DELIVERED OR MADE AVAILABLE TO PURCHASER

1. Seller's most current owner's title insurance policy and a copy of all title reports and documents in Seller's possession.

2. A list and a copy of all Service Contracts, all documents pertaining to any leased Personalty, and all warranties, guaranties and bonds relating to the Property, or any part thereof.

3. A complete, itemized and detailed inventory of the Personalty to be conveyed by Seller to Purchaser at the Closing.

4. A copy of (i) all income and expense statements for the Property, for the year-to-date and for the most recently completed prior year (prepared on a monthly basis), and annual operating statements for the two (2) most recent fiscal years, certified by Seller or audited (when available) as having been prepared in accordance with generally accepted accounting principles (except to the extent prepared on a cash basis), (ii) operating budgets for the Property for the current calendar year and the upcoming calendar year, (iii) a capital expenditure budget for the Property for the current calendar year, and the upcoming calendar year, and (iv) such other information as may be required by Purchaser's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995, and year-to-date 1996.

5. A copy of all ad valorem and other property tax statements (including personal property tax statements) relating to the Property for the current tax year, and the immediately preceding two (2) tax years, including copies of any assessments or statements for the current or forthcoming year, including a summary of any contested tax assessments relating to the Property for the preceding two (2) years, and the results thereof.

6. A copy of (i) a resident rent roll for the Improvements, showing actual occupancies, rentals, delinquencies, defaults, security deposits, assigned parking spaces (if any), free rent, rent concessions, resident incentives, lease terms, unit numbers, unit types, and unit amenities, (ii) a current schedule of rental rates for each type of unit within the Improvements, and (iii) such other pertinent information regarding the resident leases and rental units as is reasonably available to Seller, including, without limitation a schedule of the appliances and amenities included in each type of rental unit.

7. A copy of all site plans, surveys, soil and substrata reports and studies, engineering plans and studies, environmental reports or studies, architectural renderings, plans and





                                    SCH 1.1
specifications, construction contracts (with all applicable change orders), floor plans, landscape plans, utility schemes and other similar plans, diagrams of studies, if any, relating to the Property.

8. If available, a copy of the architect's certificate rendered at or after the completion of construction of the Improvements stating that the Improvements were constructed substantially in accordance with the plans and specifications delivered to Purchaser hereunder.

9. A copy of all reports made by engineers, architects or others, if any, relating to any structural problems or other defects with respect to any part of the Property.

10. A copy of all certificates of occupancy for the Improvements, and a letter from the City of Dallas dated no earlier than the Effective Date stating that the Property complies fully with all applicable zoning ordinances and the operation of the improvements as an apartment complex is a permitted use under such ordinances, together with a copy of such ordinances.

11. A copy of all swimming pool permits, boiler permits and other licenses and permits for the Property required by law and issued by any governmental authority having jurisdiction over the Property or Seller.

12. A list of all employees currently employed in the operation of the Property, setting forth his/her name, address, telephone number, position, salary, benefits, bonuses, leasing commissions, other incentives, apartment allowance (if applicable) and tenure with the Property.

13. A schedule outlining, and invoices, contracts and/or work orders pertaining to, any (i) carpet replacement, window replacement, and appliance replacement over the past two (2) years relating to the Improvements, (ii) any other capital expenditures over the past two (2) years at the Property, showing the nature of the work, expense, date and unit or common area where the work was done, and (iii) regular maintenance and repair at the Property over the past twelve (12) months.

14. A copy of the standard form of resident lease, leasing application, security and pet deposit documents, rules and regulations, leasing brochures, occupancy checklist, current marketing/leasing plans and business plans for the Property, other standard forms and documents currently used in connection with the leasing and marketing of the Property, and a profile of existing resident base, including data on age, income, sex, household structure, occupation, etc., to the extent such information is available to Seller.





                                    SCH 1.1

15. A list of all utility deposits or bonds for the Property and a copy of all utility bills for the Property for the previous twelve (12) months, excluding individually metered resident utility bills; and letter from each of the utility providers stating that the utilities are available to the Property.

16. A summary of any approvals, requirements or prerequisites (if any) imposed by any current lender having a security interest in the Property (or any portion thereof) as a condition to the execution of this Agreement by Seller or as a condition to the Closing as contemplated by this Agreement.

17. Copies of any documents related to any loans affecting the property including, promissory notes, deeds of trust, guarantee agreements, appraisals and other such documents pertaining to any such loans.

18. Copies of and/or access throughout the Feasibility Period to all resident files.

19. Copies of any pertinent litigation of safety related issues with respect to the Property.

20. Such other books, records, leasing files, contracts, agreements and information relating to the property that are in Seller's possession or are readily available to Seller and as may be required by Purchaser's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995.





                                    SCH 1.1

                                  SCHEDULE 2.

                           EXISTING BOND INDEBTEDNESS

Borrower:             America First Arizona REIT, Inc.
- --------

Issuer:               The Industrial Development Authority of County of Maricopa
- ------

Trustee:              First Tier Bank, National Association, Lincoln, Nebraska
- -------

Underwriter:          Alex Brown & Sons, Inc.
- -----------

Original Loan Amount: $7,900,000
- --------------------

Current Balance:      $7,680,000
- ---------------

Payment Schedule:
- ----------------


                                                         Total
         Year         Principal         Interest       Debt Service
         ----         ---------         --------       ------------
         1996        $145,000.00       $503,310.00      $648,310.00

         1997        $155,000.00       $494,608.00      $649,608.00

         1998        $165,000.00       $485,315.00      $650,315.00

         1999        $175,000.00       $475,433.00      $650,433.00

         2000        $185,000.00       $464,960.00      $649,960.00

         2001        $195,000.00       $453,898.00      $648,898.00

         2002        $205,000.00       $442,245.00      $647,245.00

         2003        $220,000.00       $429,855.00      $649,855.00

         2004        $230,000.00       $416,718.00      $646,718.00

         2005        $245,000.00       $402,650.00      $647,650.00

         and continues to the year 2019, when the loan has been fully amortized.





                                    SCH 1.1

                                   EXHIBIT A

                          LEGAL DESCRIPTION OF LAND

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT B

                                     SURVEY

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT C

                             SURVEYOR'S CERTIFICATE

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT D

                            PLANS AND SPECIFICATIONS

                            Laguna Point Apartments
                                 Mesa, Arizona

                            [Intentionally Omitted]

                                   EXHIBIT E

                           INCLUDED PERSONAL PROPERTY

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT F

                           EXCLUDED PERSONAL PROPERTY

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT G

                                   RENT ROLL

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT H


                             INTENTIONALLY DELETED

                                   EXHIBIT I

                        STATEMENTS OF INCOME AND EXPENSE

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT J

                             SCHEDULE OF INSURANCE

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT K

                         SCHEDULE OF SERVICE CONTRACTS

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT L

                            [Intentionally Omitted]

                                   EXHIBIT M

                               CLOSING DOCUMENTS

                            Laguna Point Apartments
                                 Mesa, Arizona

                                   EXHIBIT N

                             STANDARD TENANT LEASE

                            Laguna Point Apartments
                                 Mesa, Arizona